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                                                                      Nicor Inc.
                                                                       Form 10-K
                                                                   Exhibit 10.31

                           CHANGE-IN-CONTROL AGREEMENT

         THIS AGREEMENT dated as of November 25, 2002 (the "Agreement Date") is made by and among Nicor Inc. (the "Company"), an Illinois corporation, and Paul
C. Gracey, Jr. (the "Executive").

                                    ARTICLE I
                                    PURPOSES

         The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company and Nicor Gas will have the continued services of the Executive, despite the possibility or occurrence of a Change in Control of the Company. The Board believes it is imperative to reduce the distraction of the Executive that would result from the personal uncertainties caused by a pending or threatened Change in Control, to encourage the Executive's full attention and dedication to the Company and Nicor Gas, and to provide the Executive with compensation and benefits arrangements upon a Change in Control which are competitive with those of similarly-situated corporations. This Agreement is intended to accomplish these objectives.

                                   ARTICLE II
                               CERTAIN DEFINITIONS

         When used in this Agreement, the terms specified below shall have the following meanings:

         2.1 The "Agreement Term" shall begin on the Agreement Date and shall continue through December 31, 2003. As of December 31, 2003, and on each December 31 thereafter, the Agreement Term shall automatically be extended for one additional year unless, not later than the preceding June 30, either party shall have given notice that such party does not wish to extend the Agreement Term. If a Change in Control shall have occurred during the Agreement Term (as it may be extended from time to time), the Agreement Term shall continue for a period ending on the two-year anniversary of the date of the Change in Control, but if the Termination Date (as defined below) occurs during that two-year period, then the Agreement Term shall continue until the end of the Severance Period (as defined below). Unless the Termination Date occurs during the two-year period after a Change in Control so that the Agreement Term is extended to include the Severance Period, as provided in the immediately preceding sentence, the Agreement Term shall not extend beyond the two-year anniversary of the Change in Control.

         2.2 "Effective Date" means the first date during the Agreement Term on which a Change in Control occurs.

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         2.3      "Change in Control" means:

                  2.3.1 The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares of Common Stock of the Company or any voting securities of the Company entitled to vote generally in the election of directors if, as a result of such acquisition, such person owns 20% or more of either (i) the outstanding shares of common stock of the Company (the "Outstanding Company Common Stock"), or (ii) the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection 2.3.1, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company, (B) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company (a "Company Plan"), or (C) any acquisition by any corporation pursuant to a transaction which complies with subsections 2.3.3.1, 2.3.3.2 and 2.3.3.3 of this definition; provided further, that for purposes of clause (A), if any Person (other than the Company or any Company Plan) shall become the beneficial owner of 20% or more of the Outstanding Company Common Stock or 20% or more of the Outstanding Company Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Company Common Stock or any additional Outstanding Company Voting Securities (other than pursuant to any dividend reinvestment plan or arrangement maintained by the Company) and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control; or

                  2.3.2 Individuals who, as of the date hereof, constitute the Board of Directors of the Company (for purposes of this Section 2.3, the "Incumbent Board") cease for any reason to constitute at least a majority of the Incumbent Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or publicly threatened election contest (as such terms are used in Rule 14a-11 promulgated under the Exchange
         Act) or other actual or publicly threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or

                  2.3.3 Consummation, including receipt of any necessary regulatory approval, of (i) a reorganization, merger, consolidation or other business combination involving the Company or (ii) the sale or other disposition of more than 50% of the operating assets of the Company (determined on a consolidated basis), other than in connection with a

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         sale-leaseback or other arrangement resulting in the continued
         utilization of such assets (or the operating products of such assets) by the Company (any transaction described in part (i) or (ii) being referred to as a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which:

                           2.3.3.1 all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the ultimate parent entity resulting from such Corporate Transaction (including, without limitation, an entity which, as a result of such transaction, owns the Company or all or substantially all of the assets of the Company either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

                           2.3.3.2 no Person (other than the Company, any Company Plan or related trust, the corporation resulting from such Corporate Transaction, and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 20% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) will beneficially own, directly or indirectly, 20% or more of, respectively, the then outstanding common stock of the ultimate parent entity resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such entity; and

                           2.3.3.3  individuals who were members of the
                  Incumbent Board will constitute at least a majority of the members of the board of directors of the ultimate parent entity resulting from such Corporate Transaction; or

                  2.3.4 A tender offer (for which a filing has been made with the Securities and Exchange Commission (the "SEC") which purports to comply with the requirements of Section 14(d) of the Exchange Act and the corresponding SEC rules) is made for the stock of the Company, which has not been negotiated and approved by the Board, provided that in case of a tender offer described in this subsection 2.3.4, the Change in Control will be deemed to have occurred at the first time during the offer period when the Person (as defined in subsection 2.3.1, above) making the offer beneficially owns or has accepted for payment stock of the Company with 20% or more of the combined voting power of the then Outstanding Company Voting Securities; or

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                  2.3.5    Approval by the shareholders of the Company of a plan
         of complete liquidation or dissolution of the Company.

                  2.3.6 For purposes of this Section 2.3, (i) the term "Company" shall mean Nicor Inc. and shall include any Successor to Nicor Inc.; and (ii) the term "Successor to Nicor Inc." shall mean any corporation, partnership, joint venture or other entity that succeeds to the interests of Nicor Inc. by means of a merger, consolidation, or other restructuring that does not constitute a Change in Control under paragraphs 2.3.1, 2.3.3 or 2.3.4 above.

                  2.3.7 By entering into this Agreement, the Executive irrevocably consents to the modification of the definition of "Change in Control" (including "change in control") in all Employee Benefit Arrangements (as defined below), by substituting for such definition in each such Employee Benefit Arrangement the definition of "Change in Control" set forth above, with such substitution to be effective on the first date this Agreement has been signed by both the Company and the Executive. For purposes of the preceding sentence, the term "Employee Benefit Arrangement" shall mean each agreement with the Executive to which the Company or any Subsidiary is a party, and each plan or arrangement maintained by the Company or any Subsidiary, and including any awards outstanding under any such agreement, plan, or arrangement, to the extent that such award, agreement, plan, or arrangement contains a definition of "Change in Control." However, to the extent that the Employee Benefit Arrangement provides for an award based on common stock of the Company (including, without limitation, an award of stock options or shares of restricted stock), and such Employee Benefit Arrangement provides that vesting or exercisability of such award will occur at the time of the Change in Control (rather than the occurrence of a subsequent event, such as termination of employment), the definition of "Change in Control" that is substituted for the definition in such Employee Benefit Arrangement shall be the definition of "Change in Control" set forth above, except that Section 2.3.4 shall be modified by adding, at the end of such Section, immediately prior to the word "or," the following: "provided, however, that the Change in Control shall occur three (3) business days before such tender offer is to terminate, unless the offer is withdrawn first, if the Person making the offer could own, by the terms of the offer plus any shares beneficially owned by that Person, stock with 50% or more of the combined voting power of the then Outstanding Company Voting Securities when the offer (and any subsequent offering period) terminates;"

                  2.3.8 By entering into this Agreement, the Executive irrevocably consents to the amendment of the Nicor Inc. Stock Deferral Plan to provide for distribution, as soon as practicable following a Change in Control, of any amounts which may then be deferred for the Executive under such plan.

         2.4      "Code" means the Internal Revenue Code of 1986, as amended.

         2.5 "Employment Period" means the period commencing on the Effective Date and ending on the two-year anniversary of that date.

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         2.6      "Incentive Plan" shall have the meaning set forth in Section
3.2.2.

         2.7 "Notice of Termination" means a written notice given in accordance with Section 11.8 which sets forth (a) the specific termination provision in this Agreement relied upon by the party giving such notice, (b) in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under such termination provision, and
(c) if the Termination Date is other than the date of receipt of such Notice of Termination, the Termination Date.

         2.8      "Plans" shall have the meaning set forth in Section 3.2.3.

         2.9 A "Potential Change in Control" shall exist during any period in which the circumstances described in Sections 2.9.1, 2.9.2, or 2.9.3 exist (provided, however, that a Potential Change in Control shall cease to exist not later than the occurrence of a Change in Control):

                  2.9.1 The Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, provided that a Potential Change in Control described in this
         Section 2.9.1 shall cease to exist upon the expiration or other termination of all such agreements.

                  2.9.2 Any person (including the Company) publicly announces an intention to take or to consider taking actions the consummation of which would constitute a Change in Control; provided that a Potential Change in Control described in this Section 2.9.2 shall cease to exist upon the withdrawal of such intention, or upon a reasonable determination by the Board that there is no reasonable chance that such actions would be consummated.

                  2.9.3 The Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control exists; provided that a Potential Change in Control described in this Section
         2.9.3 shall cease to exist upon a reasonable determination by the Board that the reasons that gave rise to the resolution providing for the existence of a Potential Change in Control have expired or no longer exist.

         2.10 "Severance Incentive" means the greater of (i) the target annual incentive under an Incentive Plan applicable to the Executive for the Performance Period in which the Termination Date occurs, or (ii) the average of the actual annual incentives paid (or payable, to the extent not previously paid) to the Executive under the applicable Incentive Plan for each of the two calendar years preceding the calendar year in which the Termination Date occurs.

         2.11 "Severance Period" means the period beginning on the Executive's Termination Date and ending on the second anniversary thereof; provided, however, that no Severance Period will occur unless the Executive's Termination Date occurs under circumstances described in

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Section 5.1 (relating to termination by the Executive for Good Reason or by the
Company and Nicor Gas other than for Cause or Permanent Disability).

         2.12 "Subsidiary" shall mean any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent interest in such entity is owned, directly or indirectly, by the Company (or a successor to the Company).

         2.13 "Termination Date" means the first day on or after which the Executive is not employed by the Company or Nicor Gas; provided, however, that
(a) if the Company and Nicor Gas terminate the Executive's employment other than for Cause or Disability (as defined in Section 4.1.2), then the Termination Date shall be the date of receipt of the Notice of Termination and (b) if the Executive's employment is terminated by reason of death or Disability, then the Termination Date shall be the date of death of the Executive or the Disability Effective Date (as defined in Section 4.1.1), as the case may be.

         2.14     "Welfare Plans" shall have the meaning set forth in Section
3.2.4.

                                   ARTICLE III
                               TERMS OF EMPLOYMENT

         3.1      Position and Duties.

                  3.1.1 The Company hereby agrees to cause the Company and/or Nicor Gas to continue the Executive's employment during the Employment Period and, subject to Article IV of this Agreement, the Executive agrees to remain in the employ of the Company and Nicor Gas, as applicable, subject to the terms and conditions hereof. During the Employment Period, (i) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned to the Executive at any time during the 90-day period immediately preceding the Effective Date, and (ii) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 25 miles from such location.

                  3.1.2 During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and Nicor Gas, as applicable, and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive (i) to serve on corporate, civic or charitable boards or committees, (ii) to deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) to manage personal investments, to the extent that such other activities do not, in the reasonable judgment of

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         the Chief Executive Officer of the Company (the "CEO"), inhibit or prohibit the performance of the Executive's duties under this Agreement, or conflict in any material way with the business of the Company or any Subsidiary; provided, however, that the Executive shall not serve on the board of any business, or hold any other position with any business, without the consent of the CEO.

                  3.2      Compensation.

                  3.2.1 Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid at an annual rate at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than twelve months after the last salary increase awarded to the Executive prior to the Effective Date and, thereafter, at least annually, and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary awarded to other senior executives of the Company. Annual Base Salary shall not be reduced after any such increase unless such reduction is part of a policy, program or arrangement applicable to senior executives of the Company and of any successor entity, and the term Annual Base Salary as used in this Agreement shall refer to Annual Base Salary as so increased. Any increase in Annual Base Salary shall not limit or reduce any other obligation of the Company to the Executive under this Agreement.

                  3.2.2 Annual Incentive. In addition to Annual Base Salary, the Company shall pay or cause to be paid to the Executive an incentive award (the "Annual Incentive") for each Performance Period or portion thereof which falls within the Employment Period. "Performance Period" means each period of time designated in accordance with any annual incentive award arrangement ("Incentive Plan") which is based upon performance and approved by the Board or any committee of the Board, or in the absence of any Incentive Plan or any such designated period of time, Performance Period shall mean each calendar year. The Executive's target and maximum Annual Incentive with respect to any Performance Period shall not be less than the target and maximum annual incentive award payable with respect to the Executive under the Company's annual incentive program as in effect immediately preceding the Effective Date.

                  3.2.3 Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs ("Plans") applicable generally to other senior executives of the Company, but in no event shall such Plans provide the Executive with incentive opportunities (measured with respect to long-term and special incentives, to the extent, if any, that such distinctions are applicable) or savings and retirement benefits which are less favorable, in the aggregate, than the greater of (i) those provided by the Company for

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         the Executive under such Plans as in effect at any time during the
         90-day period immediately preceding the Effective Date, or (ii) those provided generally at any time after the Effective Date to other senior executives of the Company.

                  3.2.4 Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs ("Welfare Plans") provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance benefits), but in no event shall such Welfare Plans provide the Executive with benefits which are less favorable, in the aggregate, than the greater of (i) those provided by the Company for the Executive under such Welfare Plans as were in effect at any time during the 90-day period immediately preceding the Effective Date, or (ii) those provided generally at any time after the Effective Date to other senior executives of the Company.

                  3.2.5 Other Employee Benefits. During the Employment Period, the Executive shall be entitled to other employee benefits and perquisites in accordance with the most favorable plans, practices, programs and policies of the Company, as in effect with respect to the Executive at any time during the 90-day period immediately preceding the Effective Date, or if more favorable, as in effect generally with respect to other senior executives of the Company.

                  3.2.6 Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company as in effect with respect to the Executive at any time during the 90-day period immediately preceding the Effective Date, or if more favorable, as in effect generally with respect to other senior executives of the Company.

                  3.2.7 Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, as in effect with respect to the Executive at any time during the 90-day period immediately preceding the Effective Date, or if more favorable, as provided generally with respect to other senior executives of the Company.

                  3.2.8 Paid Time Off. During the Employment Period, the Executive shall be entitled to paid time off in accordance with the plans, policies, programs and practices of the Company as in effect with respect to the Executive at any time during the 90-day period immediately preceding the Effective Date, or if more favorable, as provided generally with respect to other senior executives of the Company.

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                  3.2.9    Subsidiaries. To the extent that immediately prior to
         the Effective Date, the Executive has been on the payroll of, and participated in the incentive or employee benefit plans of, a Subsidiary of the Company, the references to the Company contained in Sections 3.2.1 through 3.2.8 and the other sections of this Agreement referring to benefits to which the Executive may be entitled shall be read to refer to such Subsidiary.

                                   ARTICLE IV
                            TERMINATION OF EMPLOYMENT

         4.1      Disability.

                  4.1.1 During the Agreement Term, the Company and Nicor Gas may terminate the Executive's employment upon the Executive's Permanent Disability (as defined in Section 4.1.2) by giving the Executive or his legal representative, as applicable, (1) written notice in accordance with Section 11.8 of the Company's or Nicor Gas', as applicable, intention to terminate the Executive's employment pursuant to this section, and (2) a certification of the Executive's Permanent Disability by a physician selected by the Company or Nicor Gas or its insurers and reasonably acceptable to the Executive or the Executive's legal representative. The Executive's employment shall terminate effective on the 30th day (the "Permanent Disability Effective Date") after the Executive's receipt of such notice unless, before the Permanent Disability Effective Date, the Executive shall have resumed the full-time performance of the Executive's duties. During the period in which the Executive has a Disability, the Company or Nicor Gas, as applicable, may appoint a temporary replacement to assume the Executive's responsibilities.

                  4.1.2 The Executive shall be considered to have a "Permanent Disability" during any period in which he has a Disability (as defined below); provided, however, that the Executive shall not be considered to have "Permanent Disability" until (i) for a period of 180 consecutive days, the Executive, as a result of a Disability, is incapable, after reasonable accommodation, of performing his duties under this Agreement on a full-time basis; (ii) such Disability is reasonably expected to continue for at least another 90 days; and (iii) at the Executive's Termination Date, he is eligible for income replacement benefits under the Company's or Nicor Gas' long-term disability plan. The Executive shall be considered to have a "Disability" during any period in which he has a physical or mental disability which renders him incapable, after reasonable accommodation, of performing his duties under this Agreement.

         4.2 Death. The Executive's employment shall terminate automatically upon the Executive's death during the Agreement Term.

         4.3 Cause. The Company or Nicor Gas, as applicable, may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" means:

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                  4.3.1    the Executive's willful commission of acts or
         omissions which have, have had, or are likely to have a material adverse effect on the business, operations, financial condition or reputation of the Company or Nicor Gas;

                  4.3.2 the Executive's conviction (including a plea of guilty or nolo contendere) of a felony or any crime of fraud, theft, dishonesty or moral turpitude; or

                  4.3.3 the Executive's material violation of any statutory or common law duty of loyalty to the Company or Nicor Gas.

         For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company or Nicor Gas. Any act, or failure to act, pursuant to direction provided by the person to whom the Executive reports, or provided by a resolution duly adopted by the Board, or pursuant to advice of counsel for the Company or Nicor Gas, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company or Nicor Gas.

         4.4 Good Reason. During the Employment Period, the Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" means any material breach of this Agreement by the Company or Nicor Gas, including:

                  4.4.1 the failure to maintain the Executive in the office or position, or in a substantially equivalent office or position, held by the Executive immediately prior to the Change in Control;

                  4.4.2 a material adverse alteration in the nature or scope of the Executive's position, duties, functions, responsibilities or authority;

                  4.4.3 a material reduction of the Executive's salary, incentive compensation or benefits;

                  4.4.4 the failure of any successor to the Company to assume this Agreement, or a material breach of the Agreement by the Company or its successor;

                  4.4.5 a relocation of more than 25 miles of (i) the Executive's principal workplace, or (ii) the principal offices of the Company or Nicor Gas, as applicable, (if such offices are the Executive's principal workplace), in each case without the consent of the Executive;

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                  4.4.6    the Company or Nicor Gas, as applicable, requiring
         the Executive to engage in travel that is materially greater than the Executive's travel obligations during the one-year period immediately prior to the Change in Control; or

                  4.4.7 any failure by the Company or Nicor Gas, as applicable, to comply with any of the provisions of Section 3.2 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company or Nicor Gas, as applicable, promptly after receipt of notice thereof given by the Executive;

provided, however, that an act or omission of the Company or Nicor Gas, as applicable, shall not constitute Good Reason: (i) unless the Executive gives the Company or Nicor Gas, as applicable, written notice of such act or omission and the Company or Nicor Gas, as applicable, fails to cure such act or omission within the 30-day period after such notice, or (ii) if the Executive first acquired knowledge of such act or omission more than 6 months before the Executive gives the Company or Nicor Gas, as applicable, such notice, or (iii) if the Executive has consented in writing to such act or omission in a document that makes specific reference to this Section 4.4.

         4.5 Without Cause During a Potential Change in Control. If the Executive's employment is terminated by the Company and Nicor Gas, as applicable, without Cause during a Potential Change in Control, and such date of termination occurs not more than 180 days prior to the occurrence of a Change in Control and the Executive establishes by reasonable evidence that such termination of employment was materially connected with and in anticipation of the Change in Control, then the Executive shall be entitled to receive the benefits that would have been provided under Section 5.1, determined as though:

                  4.5.1 the Executive were rehired by the Company and Nicor Gas, as applicable, immediately prior to the Change in Control at the salary rate equal to the Executive's highest salary rate during the one-year period prior to the date of the Change in Control, and with other Company and Nicor Gas compensation and benefit arrangements comparable to those provided to comparable executives of the Company and Nicor Gas;

                  4.5.2 the Executive's employment were terminated by the Company and Nicor Gas without Cause immediately after the Change in Control; and

                  4.5.3 this Agreement were in full force and effect at the time of the Change in Control, and at the time of the Executive's deemed termination of employment.

         4.6 Right of Resignation and Termination. This Agreement does not constitute a guarantee of continued employment at any time, but instead provides for certain rights and benefits for the Executive during his employment following the occurrence of a Change in Control, and in the event his employment with the Company and Nicor Gas, as applicable, terminates under the circumstances described herein. The Company and Nicor Gas, as applicable, may terminate the employment of the Executive at any time for any reason, without breach of this Agreement, subject to its obligations set forth in Article V and elsewhere in this Agreement. The Executive may resign from the Company and Nicor Gas, as applicable, for Good Reason, or for any other reason, without breach of this Agreement, subject to the Executive's obligations set forth in this Agreement; provided that, in the event of a resignation without Good Reason, the Executive shall provide at least four weeks advance notice of such resignation to the Company and Nicor Gas, as applicable. Notwithstanding the foregoing provisions in this Section 4.6, the Company and Nicor Gas, as applicable, may suspend the Executive from performing his duties under this Agreement following the delivery of a Notice of Termination by the Executive without Good Reason; provided, however, that during the period of suspension (which shall end on the Termination Date), the Executive shall continue to be treated as employed by the Company and Nicor Gas, as applicable, for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension.

                                    ARTICLE V
                   OBLIGATIONS OF THE COMPANY UPON TERMINATION

         5.1 If by the Executive for Good Reason or by the Company and Nicor Gas, as Applicable, Other Than for Cause or Permanent Disability. If, during the Employment Period, the Company and Nicor Gas, as applicable, shall terminate the Executive's employment other than for Cause or Permanent Disability, or if the Executive shall terminate employment for Good Reason, the Company's and Nicor Gas' obligations to the Executive shall be as set forth in this Section 5.1. As a precondition to fulfilling such obligations, the Company shall require the Executive to execute and deliver a release prepared by the Company and providing for the Executive's release of any and all claims against the Company and its Subsidiaries (and those acting on behalf of them) that may have arisen on or before the date of the release, which release shall contain such other reasonable and customary terms as are specified by the Company. Notwithstanding any other provision of this section to the contrary, to the extent any portion of such release is subject to the seven-day revocation period prescribed by the Age Discrimination in Employment Act, as amended, or to any similar revocation period in effect on the Termination Date, no payment shall be due under this Section 5.1 until such revocation period has expired without such revocation occurring.

                  5.1.1 The Company shall, within five business days of such termination of employment, pay the Executive a cash payment equal to the sum of the following amounts:

                           5.1.1.1 to the extent not previously paid, the Annual Base Salary and any accrued paid time off through the Termination Date;

                           5.1.1.2 an amount equal to the product of (i) the Annual Incentive (as defined in Section 3.2.2) at target for any Performance Period in which the Termination Date occurs multiplied by (ii) a fraction, the numerator of which is the number of days the Executive was actually employed by the Company during such Performance Period, and the denominator of which is the number of days in the Performance Period; or, if greater, the amount of any Annual Incentive otherwise payable to the Executive with respect to a Performance Period in which the Termination Date occurs, which payment shall be in full settlement of Annual Incentive amounts due with respect to any such Performance Period; and

                           5.1.1.3 all amounts previously deferred by or accrued to the benefit of the Executive under any nonqualified deferred compensation plan sponsored by the Company (including, without limitation, any vested amounts deferred under incentive plans), together with any accrued earnings thereon, and not yet paid by the Company; and

                           5.1.1.4  an amount equal to the product of (A) two
                  (2) multiplied by (B) the sum of (i) the Executive's Annual Base Salary, and (ii) the Severance Incentive.

                  5.1.2 For purposes of each of the Executive's stock options granted under the Company's Long Term Incentive Plan (the "LTIP"), any successor plan, or otherwise, that is or becomes exercisable on the Termination Date, the Executive's termination of employment shall be disregarded, and each such option shall continue to be exercisable as though the Executive's employment had continued through the last day on which such option would be exercisable in the absence of such employment termination (such earlier date being referred to herein as the "Applicable Expiration Date"). This Section 5.1.2 shall be applicable notwithstanding any term of any plan, arrangement, or agreement providing for early expiration of the option because of the Executive's termination of employment, except for an amendment adopted in accordance with Section 11.7 of this Agreement and that by its specific terms amends this Agreement.

                  5.1.3 On the Termination Date (i) the Executive shall become fully vested in, and may thereupon and until the Applicable Expiration Date of such stock incentive awards exercise in whole or in part, any and all stock incentive awards granted to the Executive under the LTIP, any successor plan or otherwise which have not become exercisable as of the Termination Date; (ii) all performance units previously awarded to the Executive shall become fully vested, and a prorated calculation of the target value of all such units shall be done as of the Termination Date and full payment of such prorated target value shall be made by the Company within 30 days after the Termination Date; and (iii) the Executive shall become fully vested at the prorated target level in any other cash incentive awards granted for the performance period in which the Termination Date occurs under the LTIP, a successor plan or otherwise which have not, as of the Termination Date, become fully vested.

                  5.1.4 All forfeiture conditions that as of the Termination Date are applicable to any deferred stock unit, restricted stock or restricted share units awarded to the Executive by the Company pursuant to the LTIP, a successor plan or otherwise shall lapse immediately (to the extent such awards are outstanding immediately prior to the Termination Date).

                  5.1.5 During the Severance Period (or until such later date as any Welfare Plan of the Company may specify), the Company shall continue to provide to the Executive and the Executive's family welfare benefits (including, without limitation, medical, prescription, dental, disability, individual life and group life insurance benefits) which are at least as favorable as those provided under the most favorable Welfare Plans of the Company applicable (i) with respect to the Executive and his family during the 90-day period immediately preceding the Termination Date, or (ii) with respect to other senior executives and their families during the Severance Period. In determining benefits under such Welfare Plans, the Executive's annual compensation attributable to base salary and incentives for any plan year or calendar year, as applicable, shall be deemed to be not less than the Executive's Annual Base Salary and Target Annual Incentive. The cost of the welfare benefits provided under this Section 5.1.5 shall not exceed the cost of such benefits to the Executive immediately before the Termination Date or, if less, the Effective Date. Notwithstanding the foregoing, if the Executive obtains comparable coverage under any Welfare Plans sponsored by another employer, then the amount of coverage required to be provided by the Company hereunder shall be reduced by the amount of coverage provided by such other employer's Welfare Plans. The Executive's rights under this Section shall be in addition to and not in lieu of any post-termination continuation coverage or conversion rights the Executive may have pursuant to applicable law, including, without limitation, continuation coverage required by Section 4980B of the Code. For purposes of determining eligibility for (but not the time of commencement of) retiree benefits under any Welfare Plans of the Company, the Executive shall be considered (i) to have remained employed until the last day of the Severance Period and to have retired on the last day of such period, and (ii) to have attained the age the Executive would have attained on the last day of the Severance Period.

                  5.1.6 If the Executive participates in the Company's nonqualified supplemental executive retirement plan ("SERP"), the amount payable under subsection 5.1.1.4 of this Agreement shall be taken into account for purposes of determining the amount of benefits to which the Executive is entitled under the SERP; provided that such amount shall be taken into account as though it was earned equally over the Severance Period, and further provided that the Executive shall be deemed to have attained the age he or she would have attained as of the last day of the Severance Period, and completed the number of years of service he or she would have completed as of the last day of the Severance Period. The Severance Period shall be taken into account for purposes of determining the amount of and eligibility to begin to receive benefits under the SERP. If the Executive participates in the Company's nonqualified Supplemental Senior Officer Retirement Plan ("SSORP"), on the Termination Date (i) the Executive shall become fully vested in all contributions (and in any earnings applied to such contributions) made by the Company on behalf of the Executive under the SSORP or any successor plan, if applicable, and (ii) the Company shall immediately make an additional contribution to the SSORP of an amount equal to the product of (x) the Annual Deferral Percentage (as defined in the SSORP) used for the most recently completed SSORP Plan Year, times (y) the amount payable under subsection 5.1.1.4 of this Agreement.

                  5.1.7 On the Termination Date (i) the Executive shall become fully vested in all contributions made by the Company on behalf of the Executive under the Company's Savings Investment Plan (the "SIP") or any supplemental or successor plan, if applicable, and (ii) the Company shall immediately make an additional contribution to the SIP (or, if such contribution is not permitted under the terms of the SIP, to a non-qualified plan providing benefits comparable to the benefits provided under the SIP) or any supplemental or successor plan, if applicable, equal to the aggregate maximum matching contributions which the Company would have made on behalf of the Executive to the SIP or any supplemental or successor plan, if applicable, for the Severance Period, calculated as if the amount payable under subsection 5.1.1.4 of this Agreement had been earned equally over the Severance Period and the Executive had made the maximum allowable voluntary contributions to the SIP or any supplemental or successor plan, if applicable. In addition, if the Executive is not eligible to participate in the Company's defined benefit retirement plan, the Company shall also contribute to the SIP or any supplemental or successor plan, if applicable, on the Termination Date an amount equal to the aggregate additional "retirement growth" contributions which the Company would have made on behalf of the Executive for the Severance Period if the amount payable under subsection 5.1.1.4 of this Agreement had been earned equally over the Severance Period.

                  5.1.8 The Company shall, at its sole expense, as incurred, pay on behalf of Executive all fees and costs charged by a nationally recognized outplacement firm selected by the Company (subject to approval by the Executive, which shall not be withheld unreasonably) to provide outplacement service.

         5.2 If by the Company and Nicor Gas for Cause. If the Company and Nicor Gas, as applicable, terminates the Executive's employment for Cause during the Employment Period, this Agreement shall terminate without further obligation by the Company and Nicor Gas, as applicable, to the Executive, other than the obligation immediately to pay the Executive in cash the Executive's Annual Base Salary through the Termination Date, plus any accrued paid time off, in each case to the extent not previously paid.

         5.3 If by the Executive Other Than for Good Reason. If the Executive terminates employment during the Employment Period other than for Good Reason (including, but not by way of limitation, voluntary retirement other than for Good Reason), and other than for Disability or death, this Agreement shall terminate without further obligation by the Executive or by the Company, other than the obligation of the Company immediately to pay the Executive in cash the Executive's Annual Base Salary through the Termination Date, plus any accrued paid time off, in each case to the extent not previously paid.

         5.4 If by the Company and Nicor Gas, as applicable, for Permanent Disability. If the Company and Nicor Gas, as applicable, and Nicor Gas, as applicable, terminates the Executive's employment by reason of the Executive's Permanent Disability during the Employment Period, this Agreement shall terminate without further obligation to the Executive, other than:

                  5.4.1 the Company's obligation immediately to pay the Executive in cash all amounts specified in Sections 5.1.1.1, 5.1.1.2 and 5.1.1.3, in each case, to the extent unpaid as of the Termination Date (such amounts collectively, the "Accrued Obligations"), and

                  5.4.2 the Executive's right after the Permanent Disability Effective Date to receive disability and other benefits at least equal to the greater of (i) those provided under the most favorable disability Plans applicable to disabled senior executives of the Company in effect immediately before the Termination Date, or (ii) those provided under the most favorable disability Plans of the Company in effect at any time during the 90-day period immediately before the Effective Date.

         5.5 If upon Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligation to the Executive's legal representatives under this Agreement, other than the obligation immediately to pay the Executive's estate or beneficiary in cash all Accrued Obligations. Notwithstanding anything in this Agreement to the contrary, the Executive's family shall be entitled to receive benefits at least equal to the most favorable benefits provided under Plans of the Company to the surviving families of senior executives of the Company, but in no event shall such Plans provide benefits which in each case are less favorable, in the aggregate, than the most favorable of those provided by the Company to the Executive under such Plans in effect at any time during the 90-day period immediately before the Effective Date.

                                   ARTICLE VI
                   CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

         6.1      Gross-up for Certain Taxes.

                  6.1.1 If it is determined by the Company's independent auditors that any benefit received or deemed received by the Executive from the Company pursuant to this Agreement or otherwise, whether or not in connection with a Change in Control (such monetary or other benefits collectively, the "Potential Parachute Payments") is or will become subject to any excise tax under Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law (such excise tax and all such similar taxes collectively, "Excise Taxes"), then the Company shall, subject to Sections 6.6 and 6.7, within five business days after such determination, pay the Executive an amount (the "Gross-up Payment") equal to the product of:

                           (a) the amount of such Excise Taxes multiplied by

                           (b) the Gross-up Multiple (as defined in Section 6.4). The Gross-up Payment is intended to compensate the Executive for all Excise Taxes payable by the Executive with respect to the Potential Parachute Payments and any federal, state, local or other income or other taxes or Excise Taxes payable by the Executive with respect to the Gross-up Payment.

                  6.1.2 The determination of the Company's independent auditors described in Section 6.1.1, including the detailed calculations of the amounts of the Potential Parachute Payments, Excise Taxes and Gross-Up Payment and the assumptions relating thereto, shall be set forth in a written certificate of such auditors (the "Company Certificate") delivered to the Executive. The Executive or the Company may at any time request the preparation and delivery to the Executive of a Company Certificate. The Company shall cause the Company Certificate to be delivered to the Executive as soon as reasonably possible after such request.

         6.2      Determination by the Executive.

                  6.2.1 If (i) the Company shall fail to deliver a Company Certificate to the Executive within 30 days after its receipt of his written request therefor, or (ii) at any time after the Executive's receipt of a Company Certificate, the Executive disputes either (x) the amount of the Gross-Up Payment set forth therein, or (y) the determination set forth therein to the effect that no Gross-Up Payment is due (whether by reason of Section 6.7 or otherwise), then the Executive may elect to require the Company to pay a Gross-Up Payment in the amount determined by the Executive as set forth in an Executive Counsel Opinion (as defined in Section 6.5). Any such demand by the Executive shall be made by delivery to the Company of a written notice which specifies the Gross-Up Payment determined by the Executive (together with the detailed calculations of the amounts of Potential Parachute Payments, Excise Taxes and Gross-Up Payment and the assumptions relating thereto) and an Executive Counsel Opinion regarding such Gross-Up Payment (such written notice and opinion collectively, the "Executive's Determination"). Within 30 days after delivery of an Executive's Determination to the Company, the Company shall either (i) pay the Executive the Gross-Up Payment set forth in Executive's Determination (less the portion thereof, if any, previously paid to Executive by the Company) or (ii) deliver to the Executive a Company Certificate and a Company Counsel Opinion (as defined in
         Section 6.5), and pay the Executive the Gross-Up Payment specified in such Company Certificate. If for any reason the Company fails to comply with the preceding sentence, the Gross-Up Payment specified in the Executive's Determination shall be controlling for all purposes.

                  6.2.2 If the Executive does not request a Company Certificate, and the Company does not deliver a Company Certificate to the Executive, then (i) the Company shall, for purposes of Section 6.7, be deemed to have determined that no Gross-up Payment is due, and (ii) the Executive shall not pay any Excise Taxes in respect of Potential Parachute Payments, except in accordance with Sections 6.6.1 or 6.6.4.

         6.3 Additional Gross-up Amounts. If for any reason it is later determined (whether pursuant to the subsequently-enacted provisions of the Code, final regulations or published rulings of the IRS, a final judgment of a court of competent jurisdiction, a determination of the Company's independent auditors set forth in a Company Certificate or, subject to the last two sentences of
Section 6.2.1, an Executive's Determination) that the amount of Excise Taxes payable by the Executive is greater than the amount determined by the Company or the Executive pursuant to Section 6.1 or 6.2, as applicable, then the Company shall, subject to Sections 6.6 and 6.7, pay the Executive an amount (which shall also be deemed a Gross-up Payment) equal to the product of:

                  (a) the sum of (1) such additional Excise Taxes and (2) any interest, fines, penalties, expenses or other costs incurred by the Executive as a result of having taken a position in accordance with determination made pursuant to Section 6.1 or 6.2, as applicable, multiplied by

                  (b)      the Gross-up Multiple.

         6.4 Gross-up Multiple. The Gross-up Multiple shall equal a fraction, the numerator of which is one (1.0), and the denominator of which is one (1.0) minus the lesser of (i) the sum, expressed as a decimal fraction, of the effective marginal tax rates of all federal, state, local and other income and other taxes and any Excise Taxes applicable to the Gross-up Payment; or (ii) 0.80, it being intended that the Gross-up Multiple shall in no event exceed five (5.0). (If different rates of tax are applicable to various portions of a Gross-up Payment, the weighted average of such rates shall be used.)

         6.5 Opinion of Counsel. "Executive Counsel Opinion" means an opinion of nationally-recognized executive compensation counsel to the effect
(i) that the amount of the Gross-Up Payment determined by the Executive pursuant to Section 6.2 is the amount that a court of competent jurisdiction, based on a final judgment not subject to further appeal, is most likely to decide to have been calculated in accordance with this Article and applicable law and (ii) if the Company has previously delivered a Company Certificate to the Executive, that there is no reasonable basis or no substantial authority for the calculation of the Gross-Up Payment set forth in the Company Certificate. "Company Counsel Opinion" means an opinion of nationally-recognized executive compensation counsel to the effect that (i) the amount of the Gross-Up Payment set forth in the Company Certificate is the amount that a court of competent jurisdiction, based on a final judgment not subject to further appeal, is most likely to decide to have been calculated in accordance with this Article and applicable law and (ii) for purposes of Section 6662 of the Code, the Executive has substantial authority to report on his federal income tax return the amount of Excise Taxes set forth in the Company Certificate.

6.6      Amount Increased or Contested.

                  6.6.1 The Executive shall notify the Company in writing (an "Executive's Notice") of any claim by the IRS or other taxing authority (an "IRS Claim") that, if successful, would require the payment by the Executive of Excise Taxes in respect of Potential Parachute Payments in an amount in excess of the amount of such Excise Taxes determined in accordance with Section 6.1 or 6.2, as applicable. Such Executive's Notice shall include the nature and amount of such IRS Claim, the date on which such IRS Claim is due to be paid (the "IRS Claim Deadline"), and a copy of all notices and other documents or correspondence received by the Executive in respect of such IRS Claim. The Executive shall give the Executive's Notice as soon as practicable, but no later than the earlier of (i) 10 business days after the Executive first obtains actual knowledge of such IRS Claim or (ii) five business days after the IRS Claim Deadline; provided, however, that the Executive's failure to give such notice shall affect the Company's obligations under this Article only to the extent that the Company is actually prejudiced by such failure. If at least one business day before the IRS Claim Deadline the Company shall:

                           6.6.1.1  deliver to the Executive a Company
                  Certificate to the effect that the IRS Claim has been reviewed by the Company's independent auditors and, notwithstanding the IRS Claim, the amount of Excise Taxes, interest and penalties payable by the Executive is either zero or an amount less than the amount specified in the IRS Claim,

                           6.6.1.2 pay to the Executive an amount (which shall also be deemed a Gross-Up Payment) equal to the positive difference between (x) the product of the amount of Excise Taxes, interest and penalties specified in the Company Certificate, if any, multiplied by the Gross-Up Multiple, and
                  (y) the portion of such product, if any, previously paid to the Executive by the Company, and

                           6.6.1.3  direct the Executive pursuant to Section
                  6.6.4 to contest the balance of the IRS Claim, then the Executive shall pay only the amount, if any, of Excise Taxes, interest and penalties specified in the Company Certificate. In no event shall the Executive pay an IRS Claim earlier than 30 days after having given an Executive's Notice to the Company (or, if sooner, the IRS Claim Deadline).

                  6.6.2 At any time after the payment by the Executive of any amount of Excise Taxes or related interest or penalties in respect of Potential Parachute Payments (whether or not such amount was based upon a Company Certificate or an Executive's Determination), the Company may in its discretion require the Executive to pursue a claim for a refund ("Refund Claim") of all or any portion of such Excise Taxes, interest or penalties as the Company may specify by written notice to the Executive.

                  6.6.3 If the Company notifies the Executive in writing that the Company desires the Executive to contest an IRS Claim or to pursue a Refund Claim, the Executive shall:

                           6.6.3.1 give the Company all information that it reasonably requests in writing from time to time relating to such IRS Claim or Refund Claim, as applicable,

                           6.6.3.2 take such action in connection with such IRS Claim or Refund Claim (as applicable) as the Company reasonably requests in writing from time to time, including accepting legal representation with respect thereto by an attorney selected by the Company, subject to the approval of the Executive (which approval shall not be unreasonably withheld or delayed),

                           6.6.3.3 cooperate with the Company in good faith to contest such IRS Claim or pursue such Refund Claim, as applicable,

                           6.6.3.4 permit the Company to participate in any proceedings relating to such IRS Claim or Refund Claim, as applicable, and

                           6.6.3.5 contest such IRS Claim or prosecute such Refund Claim (as applicable) to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company may from time to time determine in its discretion.

                  The Company shall control all proceedings in connection with such IRS Claim or Refund Claim (as applicable) and in its discretion may cause the Executive to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the IRS or other taxing authority in respect of such IRS Claim or Refund Claim (as applicable); provided that (i) any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive relating to the IRS Claim is limited solely to such IRS Claim,
                  (ii) the Company's control of the IRS Claim or Refund Claim (as applicable) shall be limited to issues with respect to which a Gross-Up Payment would be payable, and (iii) the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or other taxing authority.

                  6.6.4 The Company may at any time in its discretion direct the Executive to (i) contest the IRS Claim in any lawful manner or (ii) pay the amount specified in an IRS Claim and pursue a Refund Claim; provided, however, that if the Company directs the Executive to pay an IRS Claim and pursue a Refund Claim, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify the Executive, on an after-tax basis, for any income or other applicable taxes or Excise Tax, and any related interest or penalties imposed with respect to such advance.

                  6.6.5 The Company shall pay directly all legal, accounting and other costs and expenses (including additional interest and penalties) incurred by the Company or the Executive in connection with any IRS Claim or Refund Claim, as applicable, and shall indemnify the Executive, on an after-tax basis, for any income or other applicable taxes, Excise Tax and related interest and penalties imposed on the Executive as a result of such payment of costs and expenses.

         6.7 Refunds. If, after the receipt by the Executive of any payment or advance of Excise Taxes advanced by the Company pursuant to Section 6.6, the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 6.6) promptly pay the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6.6, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such determination within 30 days after the Company receives written notice of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-up Payment required to be paid. Any contest of a denial of refund shall be controlled by
Section 6.6.

                                   ARTICLE VII
                              EXPENSES AND INTEREST

         7.1      Legal Fees and Other Expenses.

                  7.1.1 If the Executive incurs legal fees or other expenses in an effort to secure, preserve, establish entitlement to, or obtain benefits under this Agreement (including, without limitation, the fees and other expenses of the Executive's legal counsel in connection with the delivery of the Executive Counsel opinion referred to in Section 6.5), the Company shall, regardless of the outcome of such effort, promptly reimburse the Executive on a current basis for such fees and expenses following the Executive's written submission of a request for reimbursement together with evidence that such fees and expenses were incurred.

                  7.1.2 If the Executive does not prevail (after exhaustion of all available judicial remedies) in respect of a claim by the Executive or by the Company hereunder, and the Company establishes before a court of competent jurisdiction, by clear and convincing evidence, that the Executive had no reasonable basis for his claim hereunder, or for his response to the Company's claim hereunder, and acted in bad faith, no further reimbursement for legal fees and expenses shall be due to the Executive in respect of such claim and the Executive shall refund any amounts previously reimbursed hereunder with respect to such claim.

         7.2 Interest. If the Company and Nicor Gas, as applicable, does not pay any amount due to the Executive under this Agreement within three days after such amount became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate equal to 200 basis points above the base commercial lending rate published in The Wall Street Journal in effect from time to time during the period of such nonpayment.

                                  ARTICLE VIII
                            NO SET-OFF OR MITIGATION

         8.1 No Set-off by Company. The Executive's right to receive when due the payments and other benefits provided for under this Agreement is absolute, unconditional and subject to no set-off, counterclaim or legal or equitable defense. Any claim which the Company may have against the Executive, whether for a breach of this Agreement or otherwise, shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by the Executive to enforce any rights against the Company under this Agreement.

         8.2 No Mitigation. The Executive shall not have any duty to mitigate the amounts payable by the Company and Nicor Gas, as applicable, under this Agreement by seeking new employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Executive as the result of the Executive's employment by another employer.

                                   ARTICLE IX
                            NON-EXCLUSIVITY OF RIGHTS

         9.1 Waiver of Other Severance Rights. Except as may be otherwise specifically provided in an amendment of this Section 9.1 adopted in accordance with Section 11.7 of this Agreement, the Executive's rights under Section 5.1 of this Agreement shall be in lieu of any benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the Company or any Subsidiary or any other, similar arrangement of the Company or any Subsidiary providing benefits upon involuntary termination of employment and shall also be in lieu of any benefits under the Nicor Inc. Executive/Key Employee Severance Benefits Program (notwithstanding any provision of that program to the contrary); provided, however, that this Section 9.1 shall not affect the Executive's rights to receive any benefits with respect to a termination of employment that occurs outside of the Employment Period.

         9.2 Other Rights. Except as provided in Section 9.1, this Agreement shall not prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans provided by the Company or any of its Subsidiaries and for which the Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its Subsidiaries. Amounts which are

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

vested benefits or which the Executive is otherwise entitled to receive under any plan of the Company or any of its Subsidiaries and any other payment or benefit required by law at or after the Termination Date shall be payable in accordance with such Plan or applicable law except as expressly modified by this Agreement.

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

                                    ARTICLE X
                                 CONFIDENTIALITY

         10.1 Confidentiality. The Executive acknowledges that it is the policy of the Company and its Subsidiaries to maintain as secret and confidential all valuable and unique information and techniques acquired, developed or used by the Company and its Subsidiaries relating to their business, operations, employees and customers, which gives the Company and its Subsidiaries a competitive advantage in the transmission, distribution, marketing, or sale of natural gas or in the energy services industry and other businesses in which the Company and its Subsidiaries are engaged ("Confidential Information"). The Executive recognizes that all such Confidential Information is the sole and exclusive property of the Company and its Subsidiaries, and that disclosure of Confidential Information would cause damage to the Company and its Subsidiaries. The Executive agrees that, except as required by the duties of his employment with the Company or its Subsidiaries and except in connection with enforcing the Executive's rights under this Agreement or if compelled by a court or governmental agency, he will not, without the consent of the Company, disseminate or otherwise disclose any Confidential Information obtained during his employment with the Company or its Subsidiaries until such time as such information has been disclosed publicly by the Company or one of its Subsidiaries, or with its consent, or is otherwise a matter of public knowledge (unless the Executive has reason to know that such information became a matter of public knowledge through an unauthorized disclosure).

         10.2 Remedy. The Executive and the Company specifically agree that, in the event that the Executive shall breach his obligations under this Article X, the Company and its Subsidiaries will suffer irreparable injury and shall be entitled to injunctive relief therefor, and shall not be precluded from pursuing any and all remedies it may have at law or in equity for breach of such obligations; provided, however, that such breach shall not in any manner or degree whatsoever limit, reduce or otherwise affect the obligations of the Company or Nicor Gas, as applicable, under this Agreement, and in no event shall an asserted breach of the Executive's obligations under this Article X constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 No Assignability. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         11.2 Successors. Before or upon the consummation of any Change in Control, the Company shall obtain from each individual, group or entity, if any, that becomes a successor of the Company by reason of the Change in Control, the unconditional written agreement of such individual, group or entity to assume this Agreement and to perform all of the obligations of the Company hereunder.

         11.3 Payments to Beneficiary. If the Executive dies before receiving amounts to which the Executive is entitled under this Agreement, such amounts shall be paid in a lump sum to the beneficiary designated in writing by the Executive, or if none is so designated, to the Executive's estate.

         11.4 Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by the Executive, and any such attempt to dispose of any right to benefits payable under this Agreement shall be void.

         11.5 Severability. If any one or more articles, sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any article, section or other portion not so declared to be unlawful or invalid. Any article, section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such article, section or other portion to the fullest extent possible while remaining lawful and valid.

         11.6 Arbitration. Any and all disputes between the parties hereto arising out of this Agreement (other than disputes related to Article VI or to an alleged breach of the covenant contained in Article X) shall be settled by arbitration before an impartial arbitrator pursuant to the rules and regulations of the American Arbitration Association (AAA) pertaining to the arbitration of commercial disputes. Either party may invoke the right to arbitration. The arbitrator shall be selected by means of the parties striking alternatively from a panel of seven arbitrators supplied by the Chicago office of AAA. The Arbitrator shall have the authority to interpret and apply the provisions of this Agreement, consistent with Section 11.10 below. The decision of the arbitrator shall be final and binding upon the parties. Judgment may be entered on the award in any court of competent jurisdiction. The arbitrator's fees and expenses shall be borne by the Company.

         11.7 Amendments. This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and the Executive.

         11.8 Notices. All notices and other communications under this Agreement shall be in writing and delivered by hand, by a nationally-recognized commercial delivery service, or by first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

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

                                    If to the Executive:

                                    Paul C. Gracey, Jr.
                                    1721 Shire Court
                                    Wheaton, IL  60187

                                    If to the Company:

                                    Nicor Inc.
                                    1844 Ferry Road
                                    Naperville, Illinois 60563-9600
                                    Attn: Claudia J. Colalillo

or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.

         11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.10 Governing Law. This Agreement is intended to be interpreted and construed in accordance with the laws of the State of Illinois, without regard to its choice of law principles.

         11.11 Captions. The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.

         11.12 Number and Gender. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter genders.

         11.13 Tax Withholding. The Company or Nicor Gas, as applicable, may withhold from any amounts payable under this Agreement any federal, state or local taxes that are required to be withheld pursuant to any applicable law or regulation.

         11.14 No Waiver. A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision, and any waiver of any default as to any such provision shall not be deemed a waiver of any later default as to that or any other provision.

         11.15 Entire Agreement. This Agreement contains the entire understanding of the Company, Nicor Gas and the Executive with respect to its subject matter.

         IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

                                                   /s/ PAUL C. GRACEY, JR.
                                                   -----------------------------
                                                   Paul C. Gracey, Jr.

                                                   Nicor Inc.

                                                   By: /s/ THOMAS L. FISHER
                                                       -------------------------
                                                       Chairman and CEO

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